SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-53254

Date of Report: August 26, 2010

JINZANGHUANG TIBET PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-2443288
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

Harborside Financial Center, 2500 Plaza V, Jersey City, NJ	07303
(Address of principal executive offices)	(Zip Code)

201-882-3332
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On August 26, 2010 Yang An resigned from his position as a member of the Registrant’s Board of Directors and as an officer of the Registrant.  On the same date Zeng Yiling resigned from his position as the Registrant’s Chief Financial Officer.

On August 26, 2010 the remaining members of the Board of Directors (Xue Bangyi and Wang Shuxiang) voted to increase the number of members of the Board of Directors to seven.  To fill the vacancies, they elected Vincent DeFilippo, Eva Deng, Luan Dahai, Liu Min and Bai Xiaosong.  They also elected officers of the Registrant.  As a result, the officers and directors of the Registrant are:

Name	Positions	Director Since
Xue Bangyi	Chairman, Chief Executive Officer	2009
Wang Shuxiang	Director, Executive Vice President	2009
Vincent DeFilippo	Director, Chief Operations Officer	2010
Eva Deng	Director, Chief Financial Officer	2010
Luan Dahai	Director, Vice President	2010
Liu Min	Director, Vice President	2010
Bai Xiaosong	Director, Vice President	2010

XUE BANGYI. Since 2006 Mr. Xue has been employed as Chairman of Shandong Jinzanghuang (Tibet) Pharmaceuticals Co., Ltd., which is involved in the manufacture and distribution of pharmaceutical and nutraceutical products based on traditional Tibetan medical principles. Shandong Jinzanghuang is the principal supplier of the products marketed by the Registrant’s subsidiary.  From 1996 until 2006 Mr. Xue was employed as General Manager of Qunming Railway Resources Co., which manufactured equipment in China. Mr. Xue was awarded a degree in Economics and Management by the Wuhan College of Finance.

WANG SHUXIANG. From November 2008 until July 2009, Mr. Wang was employed as Chief Executive Officer of Leling Jinzanghuang, the Registrant’s subsidiary. Since 2002, Mr. Wang has been employed as Operational Manager of Shandong Jinzanghuang. From 1998 to 2002, Mr. Wang was the Ethics Chair for the Discipline Division of the Health Department of Leling City, Shandong Province. In 1994, Mr. Wang was awarded a degree in Finance Accounting by Shandong College of Economics.

VINCENT DEFILIPPO.  Mr. DeFilippo brings to the Company almost twenty years of experience in investment banking.  Since 2008 Mr. DeFilippo has been employed as Chief Operations Officer by Newport Coast Securities Corp. in Newport Beach, California.  From 2007 to 2008 Mr. DeFilippo was employed as Vice President of Operations by John Thomas Financial in New York City.  From 2004 to 2007 he was employed as Branch Manager, with responsibility for residential and commercial loans, by International Mortgage & Real Estate in Beverly Hills.  From 2002 to 2004 Mr. DeFilippo was employed as Vice President of Investment by Broadway Growth Strategies in New York City.  From 1992 to 2002 he was employed as Assistant to the Investment Manager by Lighthouse Capital in New York City.  Mr. DeFilippo was awarded a degree with a concentration in finance and investment by Bernard Baruch College.

EVA DENG.  Ms. Deng brings to the Company nearly twenty years experience in financial management and accounting.  Since 2008 Ms. Deng has been employed as Chief Financial Officer of Beijing Lepro Seva Technology Development Co., Ltd.  From 2006 to 2008 Ms. Deng was employed as Chief Financial Officer of Ambow Education Holding, Ltd. in China.  From 2004 to 2006 she was employed as Chief Financial Officer of Global InfoTech Company, a software developer.  From 1994 to 2003 Ms. Deng was employed as in the Beijing Office of Deloitte China, first as Senior Auditor and then as Auditing Manager.  Ms. Deng is a member of The Association of Chartered Certified Accountants.  In 1991 she was awarded a Bachelor Degree with concentrations in economics and management by Beijing University of Agriculture.

LUAN DAHAI.  Since 2010 Mr. Luan has been employed as President by both Leling Jinzanghuang and Shandong Jinzanghuang.  From 1998 to 2007 Mr. Luan was employed as General President of Liaoning Jiangfeng Co., Ltd.  Prior to undertaking that position, Mr. Luan had 15 years of executive experience in China.  He brings to the board extensive experience in marketing and sales, both domestically and internationally.  In 1984 Mr. Luan was awarded a Bachelor Degree with a concentration in Enterprise Management by the Northeast Normal University.

LIU MIN.  Since 2009 Ms. Liu has been employed as Vice President by both Leling Jinzanghuang and Shandong Jinzanghuang.  From 2007 to 2009 Ms. Liu was employed as Vice President by Jilin Huangfeng Ginseng Group Corporation.  From 2005 to 2007 Ms. Liu was employed as Vice President by Tianshanqi Pharmaceutical Group Corporation.  From 2003 to 2005 she was employed as Marketing Director by Chengzi Group of Singapore.  From 2000 to 2002 Ms. Liu was employed as Business Controller by the Amway Corporation in the United States.  Prior to taking that position, Ms. Liu had several years of employment as an accountant.  She brings to the Board extensive experience in financial management and a familiarity with the Chinese national finance system.  In 1986 Ms. Liu was awarded a degree with a concentration in industrial accounting by the Broadcast and Television University of Jilin Province.

BAI XIAOSONG.  Mr. Bai joined Leling Jinzanghuang in 2010 as Vice President of Sales.  From 2007 to 2010 he was employed as Vice President by Shanghai Ruiying Chemical Co., Ltd.  From 1992 to 2001 Mr. Bai was employed by Hengfa Property Company as Engineer, with responsibilities for property management.  Mr. Bai brings to the Board over 25 years of experience in management.  In 1989 Mr. Bai was awarded a degree with a concentration in mechanics by the Harbin University of Science and Technology (formerly Harbin College of Electrical Engineering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 9, 2010	JinZangHuang Tibet Pharmaceuticals, Inc.
By: /s/ Xue Bangyi
Xue Bangyi, Chief Executive Officer